Exhibit 99.01

ACM Research Reports First Quarter 2021 Results

FREMONT, California, May 6, 2021 (Globe Newswire) – ACM Research, Inc. (“ACM” or the “Company”) (NASDAQ:ACMR), a leading supplier of wafer cleaning technologies for advanced semiconductor devices, today reported financial results for its first fiscal quarter ended March 31, 2021.

ACM’s President and Chief Executive Officer Dr. David Wang commented, “We are off to a great start for 2021, with incremental contribution from new products and new customers, and solid execution by our manufacturing team.  For the first quarter, we grew revenue by 80% year-over-year, achieved record shipments of $74 million, and expanded production capacity with the addition of a second building at our factory in the Chuansha area of Pudong.  We continue to execute on our mission to become a major global player in the semiconductor equipment industry.”

Dr. Wang continued, “We are optimistic about our operating plans and business outlook for 2021.  We continue to anticipate solid growth from our flagship cleaning products, with meaningful contributions from our semi-critical cleaning and electrochemical plating (ECP) products.  We have made significant progress in North America, including hiring a seasoned team of industry veterans with decades of experience with major semiconductor manufacturers.  Although timing is still uncertain for the STAR Market IPO of our subsidiary ACM Research (Shanghai), Inc., we are confident that the IPO will be completed successfully.”

	Three Months Ended March 31,
	GAAP		Non-GAAP(1)
	2021	2020	2021	2020
	(dollars in thousands, except per share data)
Revenue	$43,732	$24,348	$43,732	$24,348
Gross margin	41.3%	42.0%	41.4%	42.2%
Income from operations	$3,450	$1,218	$4,660	$1,907
Net income attributable to ACM Research, Inc.	$5,470	$1,705	$7,727	$2,394
Basic EPS	$0.29	$0.09	$0.41	$0.13
Diluted EPS	$0.25	$0.08	$0.35	$0.11

(1)
Reconciliations to U.S. generally accepted accounting principles (“GAAP”) financial measures from non-GAAP financial measures are presented below under “Reconciliation of GAAP to Non-GAAP Financial Measures.” Non-GAAP financial measures exclude stock-based compensation and, with respect to net income (loss) attributable to ACM Research, Inc. and basic and diluted EPS, also exclude unrealized gain on trading securities.

Outlook

For fiscal year 2021, the Company continues to expect revenue to be in the range of $205 million to $230 million. This expectation assumes, among other factors, improvement with respect to the global COVID-19 pandemic and stability in US-China trade policy. The range of ACM’s 2021 outlook reflects, among other things, variances in spending scenarios for the production ramps of key customers, the trajectory of the DRAM recovery, and the timing of acceptances for first tools under evaluation in the field.

Operating Highlights and Recent Developments

•
Shipments. Total shipments in the first quarter of 2021 were $74 million, versus $12 million in the first quarter of 2020 and $67 million in the fourth quarter of 2020. Total shipments include deliveries for revenue in the quarter and deliveries of first tool systems awaiting customer acceptance for potential revenue in future quarters.

•
Scaling Production Capacity.  During the first quarter of 2021, ACM Shanghai leased an additional building immediately adjacent to its factory in the Chuansha area of Shanghai’s Pudong district.  The second building increases available floor space for production by 100,000 square feet, bringing the total available floor space in Chuansha to 200,000 square feet.

•
Broadened Ultra Fn Furnace Portfolio. During the first quarter of 2021, the Company broadened its Ultra Fn furnace dry processing tool portfolio with additional semiconductor manufacturing processes, including un-doped poly and doped poly low-pressure chemical vapor deposition (LPCVD). The new capabilities build on the configurable system’s previously announced oxide, silicon nitride (SiN) LPCVD, and alloy annealing process capabilities. ACM has delivered multiple tools supporting these new applications and expects to deliver additional units in the coming quarters.

•
Update on Engagement with Major First Tier Customers.  With resources added to its sales team, ACM is building a sales pipeline via ongoing engagement and technology discussions with U.S. and Taiwan-based prospects.  The Company believes it can secure initial orders from one or more new major first tier customers in 2021.

•
Update on ACM Shanghai IPO Activities. ACM Shanghai's application for an initial public offering of its shares on the STAR Market was approved by the Listing Committee of the Shanghai Stock Exchange Commission (the “SSEC”) on September 30, 2020.  Subsequently a short-seller report issued on October 8, 2020, followed by a class-action lawsuit on December 21, 2020 that cited the short-seller report, resulted in additional inquiries by the SSEC.  In response to those inquiries, ACM completed and submitted to the SSEC a second Verification Report in late March 2021.  Completion of the IPO is now dependent upon, among other factors, a successful review by the SSEC and registration by the China Securities Regulatory Commission.

Financial Summary

The following figures refer to the first quarter of 2021and comparisons are with the first quarter of 2020, unless otherwise noted.

•	Revenue was $43.7 million, up 79.6%, reflecting an increase in revenue from single wafer wet cleaning tools, advanced packaging and other back-end processing equipment.

•
Gross margin was 41.3%, compared to 42.0% in the first quarter of 2020.  Gross margin was within the range of 40% to 45% set forth in the Company’s long-term business model. The Company expects gross margin to vary from period to period due to a variety of factors, such as sales volume and product mix.

•
Operating expenses were $14.6 million, an increase of 62.0%.  Non-GAAP operating expenses, which exclude the effects of stock-based compensation, were $13.5 million, up 60.8%.  Non‑GAAP operating expenses as a percent of revenue decreased to 30.8%, compared to 34.4% in the first quarter of 2020.

•	Operating income of $3.5 million reflected an increase of 183% due to the increased revenue and operating leverage. Non-GAAP operating income of $4.7 million reflected an increase of 144%.

•
Unrealized loss on trading securities was $1.0 million in the first quarter of 2021. The loss reflects the change in market value of ACM Shanghai’s indirect investment in STAR Market IPO shares of Semiconductor Manufacturing International Corporation (“SMIC”), which began trading in mid-July 2020. The value was marked-to-market at quarter-end and is excluded from non-GAAP results.

•
Net income attributable to ACM Research, Inc. was $5.5 million, compared to $1.7 million in the first quarter of 2020.  Non-GAAP net income attributable to ACM Research, Inc. in the first quarter of 2021, excluding the effect of stock-based compensation and unrealized loss on trading securities, was $7.7 million as compared to $2.4 million in the first quarter of 2020.  Tax-related items (compared to a normalized tax rate), and the effects of foreign-exchange fluctuations on operating results provided net benefits of $3.8 million and $0.6 million in the first quarters of 2021 and 2020, respectively.

•
Net income per diluted share attributable to ACM Research, Inc. was $0.25, compared to $0.08 in the first quarter of 2020. Non-GAAP net income per diluted share, which excludes the effect of stock-based compensation and unrealized loss on trading securities, was $0.35 in the first quarter of 2021, compared to $0.11 in the first quarter of 2020. Tax items and effects of foreign-exchange fluctuations on operating results provided net benefits per share of $0.17 and $0.03 in the first quarters of 2021 and 2020, respectively.

•
Cash and equivalents at quarter-end were $78.8 million, versus $71.8 million at the end of the fourth quarter of 2020 and $52.3 million at the end of the first quarter of 2020.  The quarter-on-quarter increase was primarily due to positive cash flow from operations during the quarter.

Conference Call Details

A conference call to discuss results will be held on Friday, May 7, 2021, at 8:00 a.m. Eastern Time (8:00 p.m. China Time).  Dial-in details for the call are as follows.  Please reference conference ID 7084698.

	Phone Number	Toll-Free Number
United States	+1 (661) 567-1217	+1 (833) 562-0137
Hong Kong	+852 5819 4851	+852 8009 66253
Mainland China	+86 8008700169
+86 4006828609

A recording of the webcast will be available on the investor page of the ACM website at www.acmrcsh.com for one week following the call.

Use of Non-GAAP Financial Measures

ACM presents non-GAAP gross margin, operating expenses, operating income, net income attributable to ACM Research, Inc., and basic and diluted earnings per share as supplemental measures to GAAP financial measures regarding ACM’s operational performance. These supplemental measures exclude the impact of stock-based compensation, which ACM does not believe is indicative of its core operating results. In addition, non-GAAP net income attributable to ACM Research, Inc. and basic and diluted EPS exclude non-cash change in fair value of financial assets and liabilities, which ACM also believes is not indicative of its core operating results. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below under “Reconciliation of Non-GAAP to GAAP Financial Measures.”

ACM believes these non-GAAP financial measures are useful to investors in assessing its operating performance. ACM uses these financial measures internally to evaluate its operating performance and for planning and forecasting of future periods. Financial analysts may focus on and publish both historical results and future projections based on the non-GAAP financial measures. ACM also believes it is in the best interests of investors for ACM to provide this non-GAAP information.

While ACM believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with ACM’s consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements contained in the third paragraph of this press release, under the heading “Outlook” above, and in the fourth bullet under “Operating Highlights and Recent Developments” above are not historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the intent, belief and current expectations with respect to: the demand for ACM’s tools, including specifically in fiscal year 2021; the expansion in 2021 of ACM’s product offering, production capacity and base of major customers; the timing and ability of ACM to secure orders from new customers; and ACM’s plans for completion of the STAR Market initial public offering of shares of ACM Shanghai, which are expectations only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the following, any of which could be exacerbated even further by the continuing COVID-19 outbreak in China and globally; anticipated customer orders or identified market opportunities may not grow or develop as anticipated; customer orders already received may be postponed or canceled; ACM may be unable to obtain the qualification and acceptance of its delivered tools when anticipated or at all, which would delay or preclude ACM’s recognition of revenue from the sale of those tools; suppliers may not be able to meet ACM’s demands on a timely basis; ACM’s technologies and tools may not gain market acceptance; ACM may be unable to compete effectively by, among other things, enhancing its existing tools, adding additional production capacity and engaging additional major customers; volatile global economic, market, industry and other conditions could result in sharply lower demand for products containing semiconductors and for the Company's products and in disruption of capital and credit markets; trade regulations, currency fluctuations, political instability and war may materially adversely affect ACM due to its substantial non-U.S. customer and supplier base and its substantial non-U.S. manufacturing operations. The completion and timing of ACM Shanghai’s obtaining of remaining regulatory approval for the STAR Market IPO and listing of its shares are subject to numerous risks, such as the receipt of all necessary Chinese governmental approvals, that are outside ACM’s control. ACM cannot guarantee any future results, levels of activity, performance or achievements.  ACM undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations regarding these forward-looking statements or the occurrence of unanticipated events.

About ACM Research, Inc.

ACM develops, manufactures, and sells semiconductor process equipment for single-wafer or batch wet cleaning, electroplating, stress-free polishing and thermal processes that are critical to advanced semiconductor device manufacturing, as well as wafer-level packaging. The Company is committed to delivering customized, high performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield.

© ACM Research, Inc. ULTRA Furnace and the ACM Research logo are trademarks of ACM Research, Inc. For convenience, these trademarks appear in this press release without ™ symbols, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to the trademarks.

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
Ralph Fong
+1 (415) 489-2195
ralph@blueshirtgroup.com

In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.com

ACM RESEARCH, INC.
Condensed Consolidated Balance Sheets

	March 31, 2021	December 31, 2020
	(Unaudited)
	(In thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$78,796	$71,766
Trading securities	27,003	28,239
Accounts receivable, less allowance for doubtful accounts of $0 as of March 31, 2021 and December 31, 2020	60,394	56,441
Other receivables	11,216	9,679
Inventories	103,226	88,639
Prepaid expenses	5,917	5,892
Total current assets	286,552	260,656
Property, plant and equipment, net	8,772	8,192
Land use right, net	9,529	9,646
Operating lease right-of-use assets, net	5,349	4,297
Intangible assets, net	602	554
Deferred tax assets	13,908	11,076
Long-term investments	6,632	6,340
Other long-term assets	40,475	40,496
Total assets	371,819	341,257
Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	23,490	26,147
Current portion of long-term borrowings	1,598	1,591
Accounts payable	44,721	35,603
Advances from customers	32,668	17,888
Deferred revenue	1,315	1,343
Income taxes payable	105	31
FIN-48 payable	82	83
Other payables and accrued expenses	21,885	18,805
Current portion of operating lease liability	2,171	1,417
Total current liabilities	128,035	102,908
Long-term borrowings	17,444	17,979
Long-term operating lease liability	3,178	2,880
Deferred tax liability	1,276	1,286
Other long-term liabilities	6,639	8,034
Total liabilities	156,572	133,087
Commitments and contingencies
Stockholders’ equity:
Common stock – Class A, par value $0.0001: 50,000,000 shares authorized as of March 31, 2021 and December 31, 2020; 17,239,967 shares issued and outstanding as of March 31, 2021 and 16,896,693 shares issued and outstanding as of December 31, 2020	2	2
Common stock–Class B, par value $0.0001: 2,409,738 shares authorized as of March 31, 2021 and December 31, 2020; 1,769,272 shares issued and outstanding as of March 31, 2021 and 1,802,606 shares issued and outstanding as of December 31, 2020	-	-
Additional paid in capital	104,591	102,004
Accumulated surplus	39,757	34,287
Accumulated other comprehensive income	3,961	4,857
Total ACM Research, Inc. stockholders’ equity	148,311	141,150
Non-controlling interests	66,936	67,020
Total stockholders’ equity	215,247	208,170
Total liabilities and stockholders’ equity	$371,819	$341,257

ACM RESEARCH, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
	( In thousands, except share and per share data)
Revenue	$43,732	$24,348
Cost of revenue	25,687	14,120
Gross profit	18,045	10,228
Operating expenses:
Sales and marketing	5,308	3,005
Research and development	5,504	3,677
General and administrative	3,783	2,328
Total operating expenses, net	14,595	9,010
Income from operations	3,450	1,218
Interest income	49	335
Interest expense	(189)	(111)
Unrealized loss on trading securities	(1,047)	-
Other income, net	469	677
Equity income in net income of affiliates	320	148
Income before income taxes	3,052	2,267
Income tax benefit (expense)	2,770	(304)
Net income	5,822	1,963
Less: Net income attributable to non-controlling interests and redeemable non-controlling interests	352	258
Net income attributable to ACM Research, Inc.	$5,470	$1,705
Comprehensive income:
Net income	5,822	1,963
Foreign currency translation adjustment	(1,332)	(1,900)
Comprehensive Income	4,490	63
Less: Comprehensive income attributable to non-controlling interests and redeemable non-controlling interests	(83)	(694)
Comprehensive income attributable to ACM Research, Inc.	$4,573	$757

Net income attributable to ACM Research, Inc. per common share:
Basic	$0.29	$0.09
Diluted	$0.25	$0.08

Weighted average common shares outstanding used in computing per share amounts:
Basic	18,786,870	18,120,363
Diluted	21,868,280	21,066,636

ACM RESEARCH, INC.
Total Revenue by Product Category, by Equipment Type and by Region

	Three Months Ended March 31,
Total Revenue By Product Category	2021	2020
Single Wafer Cleaning Tools (SAPS, TEBO, Tahoe) and Semi-Critical Cleaning Equipment	$32,413	$22,784
ECP (front-end and packaging), Furnace and Other Technologies	5,550	-
Advanced Packaging (excluding ECP), and Services & Spare Parts	5,769	1,564
	$43,732	$24,348

	Three Months Ended March 31,
Total Revenue By Equipment Type (Front-end / Back-end)	2021	2020
Wet Cleaning and Other Front-end Processing Tools	$31,900	$22,784
Advanced Packaging, Other Back-end Processing Tools, and Services & Spare Parts	11,832	1,564
	$43,732	$24,348

	Three Months Ended March 31,
Total Revenue By Region	2021	2020
Mainland China	$43,696	$24,289
Other Regions	36	59
	$43,732	$24,348

ACM RESEARCH, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

As described under “Use of Non-GAAP Financial Measures” above, ACM presents non-GAAP gross margin, operating expenses, operating income, net income attributable to ACM Research, Inc., and basic and diluted earnings per share as supplemental measures to GAAP financial measures, each of which excludes stock-based compensation (“SBC”) from the equivalent GAAP financial line items. In addition, non-GAAP net income (loss) attributable to ACM Research, Inc., and basic and diluted earnings per share exclude non-cash change in fair value of financial liabilities and unrealized gain on trading securities. The following table reconciles gross margin, operating expenses, operating income, net income attributable to ACM Research, Inc., and basic and diluted earnings per share to the related non-GAAP financial measures:

	Three Months Ended March 31,
	2021				2020
	Actual	SBC	Other non-operating adjustments	Adjusted	Actual	SBC	Adjusted
	(GAAP)			(Non-GAAP)	(GAAP)		(Non-GAAP)
	(In thousands)
Revenue	$43,732	$-	$-	$43,732	$24,348	$-	$24,348
Cost of revenue	(25,687)	(71)	-	(25,616)	(14,120)	(45)	(14,075)
Gross profit	18,045	(71)	-	18,116	10,228	(45)	10,273
Gross margin %	41.3%	0.2%		41.4%	42.0%	0.2%	42.2%
Operating expenses:
Sales and marketing	(5,308)	(505)	-	(4,803)	(3,005)	(94)	(2,911)
Research and development	(5,504)	(229)	-	(5,275)	(3,677)	(187)	(3,490)
General and administrative	(3,783)	(405)	-	(3,378)	(2,328)	(363)	(1,965)
Income from operations	$3,450	$(1,210)	$-	$4,660	$1,218	$(689)	$1,907
Operating margin %	7.9%	2.8%		10.7%	5.0%	2.8%	7.8%
Unrealized loss on trading securities	(1,047)	-	(1,047)	-	-	-	-
Net income attributable to ACM Research, Inc.	$5,470	$(1,210)	$(1,047)	$7,727	$1,705	$(689)	$2,394
Basic EPS	$0.29			$0.41	$0.09		$0.13
Diluted EPS	$0.25			$0.35	$0.08		$0.11